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DELOITTE &                                                          Exhibit 15.1
TOUCHE LLP
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               2500 One PPG Place                      Telephone: (412) 338-7200
               Pittsburgh, Pennsylvania 15222-5401     Facsimile: (412) 338-7380



May 4, 1995

To the Shareholders and
Board of Directors
First Western Bancorp, Inc.
New Castle, Pennsylvania 16103


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of First Western Bancorp, Inc. and subsidiaries for the periods ended March 31, 1995 and 1994, as indicated in our report dated April 17, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated by reference in the Registration Statements of First Western Bancorp, Inc. on Form S-8 (No. 33-46923) for the First Western Bancorp, Inc. 401(k) Profit-Sharing and Stock Bonus Plan, on Form S-8 (No. 33-50372) for the First Western Bancorp, Inc. Incentive Stock Option Plan for Key Employees and on Form S-3 (No. 33-40596) for the First Western Bancorp, Inc. Dividend Reinvestment and Additional Stock Purchase Plan.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

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DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
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